As filed with the Securities and Exchange Commission on August 9, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION OF SECURITIES

UNDER

THE SECURITIES ACT OF 1933

CITIZENS HOLDING COMPANY

(Exact name of registrant as specified in its charter)

MISSISSIPPI	64-0666512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

521 Main Street, Philadelphia, MS	39350
(Address of Principal Executive Offices)	(Zip Code)

2013 Incentive Compensation Plan

(Full title of the plan)

Greg L. McKee

President and Chief Executive Officer

Citizens Holding Company

521 Main Street

Philadelphia, MS 39350

(Name and address of agent for service)

(601) 656-4692

(Telephone number, including area code, of agent for service)

Copy to:

Richard F. Mattern, Esq.

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

165 Madison Avenue, 20th Floor

Memphis, Tennessee 38103

(901) 526-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.20 per share	300,000 shares	$17.93	$5,379,000	$733.70

1.	This Registration Statement shall also cover such indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the 2013 Incentive Compensation Plan to prevent dilution resulting from stock splits or similar transactions effected without receipt of consideration and pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”).
2.	Estimated solely for the purpose of calculating the registration fee and, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, based upon the average of the high and low prices of such common stock as reported by the NASDAQ Global Market as of August 6, 2013.

PART I

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to the participants in the plan as specified under Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed by Citizens Holding Company (the “Company”) with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

1.	Annual report on Form 10-K for the year ended December 31, 2012, filed on March 15, 2013;

2.	Quarterly reports on Form 10-Q filed on May 10, 2013 and August 8, 2013;

3.	Current report on Form 8-K filed on April 25, 2013;

4.	The description of the Company’s common stock, par value $0.20 per share (the “Common Stock”) on Form 8-A (File No. 001-15375), filed with the Commission on October 7, 1999 and including any other amendments or reports filed for the purpose of updating such description; and

5.	The description of the rights associated with the Company’s Common Stock included as Exhibit 4 to the Company’s Registration Statement on Form 10 (File No. 000-25221) filed with the Commission on June 21, 1999 and including any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment, which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission. The Company is not incorporating by reference any Form 8-Ks through which it furnished, rather than filed, information with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Mississippi Business Corporation Act (“MBCA”) contains provisions that directly affect the liability of officers and directors of Mississippi corporations to the corporations and shareholders whom they serve. Article 8, Subarticle E of the MBCA permits Mississippi corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations. Article 8, Subarticle C sets forth the standards of conduct required for directors, and Article 8, Subarticle D sets forth the standards of conduct of officers of Mississippi corporations.

Section 79-4-8.30 of the MBCA provides that directors of Mississippi corporations are required to discharge the duties of their positions in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances in like positions and in a manner reasonably believed to be in the best interests of the corporation. This section specifically provides that in considering the best interests of the corporation, the director must consider the interests of the corporation’s shareholders. A director is allowed to rely in good faith on information provided to him by the corporation’s officers, legal counsel, accountants, other experts and board committees on which he is not a member. Section 79-4-8.42 imposes the same standards of conduct on officers of Mississippi corporations, except there is no specific provision regarding the interests of the shareholders. Officers are allowed to rely in good faith on information provided to them by other officers, legal counsel, accountants and other experts. If directors and officers perform their duties in compliance with these sections, they will not be liable for any action, or failure to take action, taken in the performance of their duties.

Section 79-4-8.33 imposes personal liability of directors to the corporation and its shareholders for distributions made in excess of standards established by Mississippi law or in the corporation’s articles of incorporation. The MBCA also provides that a director cannot be indemnified, as allowed by the provisions of the MBCA discussed below, in circumstances where, in his performance as a director, he has received a financial benefit to which he is not entitled. In addition, an officer cannot be indemnified when he intentionally inflicts harm on the corporation or its shareholders or he intentionally violates any criminal law. Section 79-4-2.02(b)(5) permits the corporation to include an obligatory indemnification for directors in its articles of incorporation for all acts other than those outlined above.

Article VI of the Company’s bylaws complies with the permitted indemnification provision of Section 79-4-2.02(b)(5). The Company shall indemnify a director so long as he has acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Article VI, Section 6.05 of the Company’s bylaws further permits the Company to advance all expenses for defense of a director in any lawsuit brought against a director in his capacity as a director. The MBCA specifically provides, in Section 79-4-8.53 that such advances are allowed by Mississippi law. Such advances may be made under the MBCA only after a determination that the director met all relevant standards of conduct.

Section 79-4-8.56 of the MBCA permits a Mississippi corporation to indemnify any officer to the same extent as to a director. Article VI, Section 6.01 of the Company’s bylaws provides that any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business, may be indemnified to the fullest extent allowed by law against all expense, liability and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) reasonably incurred by such persons.

Indemnification of officers and directors against reasonable expenses is mandatory under Section 79-4-8.52 of the MBCA to the extent the officer or director is successful on the merits or otherwise in the defense of any action or suit against him giving rise to a claim of indemnification.

Section 79-4-8.57 permits a Mississippi corporation to purchase and maintain insurance on behalf of its officers and directors, against liability asserted against or incurred by them in their capacities as officers or directors, whether or not the corporation would have the power to indemnify such officers or directors or advance funds for the same liability. Article VI, Section 6.07 of the Company’s bylaws permits the Company to obtain such insurance.

MBCA treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. Indemnification is not permitted in a derivative action, except for reasonable expenses incurred in connection with the proceeding if the officer or director has met the relevant standards of conduct.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibits

4.1	Amended Articles of Incorporation of Citizens Holding Company.(1)

4.2	Amended and Restated Bylaws of Citizens Holding Company. (2)

4.3	2013 Incentive Compensation Plan. (3)

5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC concerning the legality of the securities being registered.

23.1*	Consent of Horne LLP.

23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1).

24*	Power of Attorney (reference is made to the signature page).

*	Filed herewith.
(1)

Incorporated by reference to the Form 10 Registration Statement of the Company (File No. 000-25221) filed on December 30, 1998, and also filed as an exhibit to Amendment No. 1 to the Form 10 Registration Statement of the Company (File No. 000-25221) filed on June 21, 1999.

(2)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 001-15375) filed on March 15, 2007.
(3)	Incorporated by reference to the Company’s Definitive Proxy Statement filed on March 21, 2013 (File No. 001-15375).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Mississippi, on August 9, 2013.

CITIZENS HOLDING COMPANY

By:	/s/ Greg L. McKee
Greg L. McKee
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Citizens Holding Company hereby severally constitutes and appoints Greg L. McKee and Robert T. Smith, and each of them, as the attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GREG L. MCKEE Greg L. McKee	President and Chief Executive Officer (Principal Executive Officer) and Director	August 9, 2013

/s/ ROBERT T. SMITH Robert T. Smith	Treasurer, Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2013

/s/ HERBERT A. KING Herbert A. King	Director	August 9, 2013

/s/ TERRELL E. WINSTEAD Terrell E. Winstead	Director	August 9, 2013

/s/ DAVID A KING David A. King	Director	August 9, 2013

/s/ CRAIG DUNGAN Craig Dungan	Director	August 9, 2013

/s/ DON L. FULTON Don L. Fulton	Director	August 9, 2013

/s/ DAVID P. WEBB David P. Webb	Director	August 9, 2013

/s/ A. T. WILLIAMS A. T. Williams	Director	August 9, 2013

/s/ ADAM MARS Adam Mars	Director	August 9, 2013

/s/ DONALD L. KILGORE Donald L. Kilgore	Director	August 9, 2013

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibits

4.1	Amended Articles of Incorporation of Citizens Holding Company. (1)

4.2	Amended and Restated Bylaws of Citizens Holding Company. (2)

4.3	2013 Incentive Compensation Plan. (3)

5.1*	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC concerning the legality of the securities being registered.

23.1*	Consent of Horne LLP.

23.2*	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1).

24*	Power of Attorney (reference is made to the signature page).

*	Filed herewith.
(1)

Incorporated by reference to the Form 10 Registration Statement of the Company (File No. 000-25221) filed on December 30, 1998, and also filed as an exhibit to Amendment No. 1 to the Form 10 Registration Statement of the Company (File No. 000-25221) filed on June 21, 1999.

(2)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 001-15375) filed on March 15, 2007.
(3)	Incorporated by reference to the Company’s Definitive Proxy Statement filed on March 21, 2013 (File No. 001-15375).